As filed with the Securities and Exchange Commission on February 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regional Health Properties, Inc.

(Exact name of registrant as specified in its charter)

Georgia	81-5166048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Crown Pointe Parkway, Suite 720 Atlanta, Georgia	30338
(Address of principal executive offices)	(Zip Code)

Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan

(Full title of the plan)

Brent Morrison

Chief Executive Officer and President

1050 Crown Pointe Parkway, Suite 720

Atlanta, Georgia 30338

(678) 869-5116

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Paul Davis Fancher

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308-2216

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Regional Health Properties, Inc. (the “Company”) has prepared this Registration Statement on Form S-8 in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 225,000 shares of the Company’s common stock, no par value (the “Common Stock”), issuable pursuant to the Regional Health Properties, Inc. Omnibus Incentive Compensation Plan (the “Plan”). The Plan, including the shares available for issuance under the Plan, was approved by the Company’s shareholders on November 16, 2023.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information. †

Item 2. Registrant Information and Employee Plan Annual Information. †

† The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to: Regional Health Properties, Inc., 1050 Crown Pointe Parkway, Suite 720, Atlanta Georgia, 30338, Attention: Corporate Secretary, telephone number (678) 869-5116.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference into this registration statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on April 14, 2023;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 15, 2023, August 18, 2023 and November 14, 2023, respectively;

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(c) The Company’s Current Reports on Form 8-K filed on January 9, 2023, February 17, 2023 (only Items 3.03, 5.03 and 5.07 (including related exhibits under Item 9.01)), February 24, 2023, May 25, 2023 (only Item 8.01), July 3, 2023 (only Items 5.03, 5.07 and 8.01 (including related exhibits under Item 9.01)), July 6, 2023 (dated June 29, 2023), July 6, 2023 (dated July 3, 2023), August 7, 2023 and November 20, 2023 and the Company’s Current Report on Form 8-K/A filed on February 24, 2023 (only Items 3.03, 5.03 and 5.07 (including related exhibits under Item 9.01)); and

(d) The description of the Company’s Common Stock included in Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 6, 2023 (dated July 3, 2023), including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all of the shares of Common Stock then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and the Amended and Restated Bylaws, as amended (the “Bylaws”), of the Company and the General Business Corporation Code of the State of Georgia (“GBCC”), as such provisions relate to indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Incorporation, the Bylaws and the GBCC.

The Articles of Incorporation and Bylaws limit the liability of the Company’s officers and directors to the extent currently permitted by the GBCC.

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Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) such individual conducted himself or herself in good faith; and (ii) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines: (i) that the director is entitled to indemnification or advance for expenses; or (ii) in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or paragraph (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

The Articles of Incorporation provide that, in addition to providing indemnification to the fullest extent permitted under the GBCC, the board of directors of the Company (the “Board”) may decide to provide additional indemnification and to maintain insurance providing indemnification for officers and directors that exceeds the Company’s power of indemnification under the GBCC.

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The Bylaws provide that, to the fullest extent permitted by the GBCC, the Company shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer of the Company, provided that this limitation of liability does not apply to any liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) under Section 14-2-832 of the GBCC (governing unlawful distributions to shareholders); or (iv) for any transaction from which the individual derived an improper personal benefit. Furthermore, the Bylaws provide for mandatory advancement of expenses provided that a director or officer provides: (A) a written affirmation of his or her good faith belief that his or her conduct does not constitute the kind of behavior with respect to which the Bylaws do not provide indemnification; and (B) his or her written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification under the Bylaws or the GBCC. The Company may also indemnify and advance expenses to an employee or agent of the Company who is not a director or officer to the same extent and subject to the same conditions that a Georgia corporation could, without shareholder approval under the GBCC, indemnify and advance expenses to a director, or to any lesser extent (or greater extent if permitted by law) determined by the Board, in each case consistent with public policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1

Amended and Restated Articles of Incorporation of Regional Health Properties, Inc., effective July 3, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on July 6, 2023)

4.2	Amended and Restated Bylaws of Regional Health Properties, Inc., effective September 21, 2017 (incorporated herein by reference to Exhibit 3.3 to the Company’s Form 8-K12B filed on October 2, 2017)

4.3

Amendment No. 1 to Amended and Restated Bylaws of Regional Health Properties, Inc., effective June 27, 2023 (incorporated herein by reference to Exhibit 3.6 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (Registration Number 333-269750) filed on June 28, 2023)

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1	Consent of Cherry Bekaert LLP

23.2	Consent of Troutman Pepper Hamilton Sanders LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Regional Health Properties, Inc. 2023 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 4, 2023)

107	Filing Fee Table

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 26, 2024.

Regional Health Properties, Inc.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brent Morrison and Paul J. O’Sullivan, each as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 26, 2024.

Signature	Title

/s/ Brent Morrison	Director, Chief Executive Officer and President
Brent Morrison	(Principal Executive Officer)

/s/ Paul J. O’Sullivan	Senior Vice President
Paul J. O’Sullivan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael J. Fox	Director
Michael J. Fox

/s/ Kenneth W. Taylor	Director
Kenneth W. Taylor

/s/ David A. Tenwick	Director
David A. Tenwick

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